EXHIBIT 10.17

Memo

To:	Scot McLernon, Special Advisor to the CEO

From:	Jayant Kadambi

CC:	HR Operations

Date:	July 1, 2016

Re:	Change in salary

The purpose of this memo is to outline the changes of your compensation with YuMe. Unless specifically listed below, all other aspects of your employment with the Company shall remain unchanged.

Effective Date:	July 1, 2016

Base Salary:

Your only cash compensation shall be your semi-monthly base salary which will decrease from $11,041.67 ($265,000 on an annualized basis) to $10,000.00 ($240,000 on an annualized basis) paid in accordance with our normal payroll procedures.

You further acknowledge that (i) neither your status as Special Advisor to the CEO nor your decrease in pay triggers any severance payment, and (ii) you will not be eligible for, and will not receive, any severance payment under the Company’s Executive Severance Plan now or upon your exit from the Company.

Employment At Will:

All YuMe employees are employed on an “at-will” basis. Your employment with the Company is voluntarily entered into and is for no specified period. As a result, you are free to resign at any time, for any reason or for no reason, as you deem appropriate. The Company will have a similar right and may conclude its employment relationship with you at any time, with or without cause.

Please let us know if there is anything we can do to help ensure your continued success at Yume.

Jayant Kadambi

President and Chief Executive Officer

Agreed:

Scot McLernon